CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Jacob Funds relating to the financial statements and financial highlights of Jacob Internet Fund, Jacob Small Cap Growth Fund, Jacob Discovery Fund, and Jacob Forward ETF, each a series of shares of beneficial interest in Jacob Funds. Such financial statements and financial highlights appear in the August 31, 2022 Annual Report to Shareholders.
    /s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
December 29, 2023